                                     FORM 12B-25

                       U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                                           SEC File No.: 0-18571
                                                            CUSIP No.: 783508104


                             NOTIFICATION OF LATE FILING

                /X/ Form 10-K      / / Form 11-K       / / Form 20-F

                         / / Form 10-Q      / / Form N-SAR

For Period Ended: December 31, 1995

- --------------------------------------------------------------------------------
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

- --------------------------------------------------------------------------------


   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

- --------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

- --------------------------------------------------------------------------------

        Full Name of Registrant:  Ryan-Murphy Incorporated

        Former Name if Applicable:

- --------------------------------------------------------------------------------

        Address of Principal Executive Office (Street and Number):

        8774 Yates Drive, Suite 100

- --------------------------------------------------------------------------------

        City, State and Zip Code:  Westminster, Colorado 80030

- --------------------------------------------------------------------------------

PART II -- RULES 12b-25(b) and (c)

- --------------------------------------------------------------------------------

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate).

/X/   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/   (b)   The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ /   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

- --------------------------------------------------------------------------------

PART III -- NARRATIVE

- --------------------------------------------------------------------------------

   State below in reasonable detail the reasons why this form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

   The Registrant has acquired assets in Venezuela, which have been included in the audit for the first time. The auditors completed their review on March 28, 1996, having made a trip to Venezuela. The Registrant does not believe that the unaudited financial statements can be prepared and finalized to permit filing prior to March 30, 1996. However, the Registrant expects to complete all procedures and to file the Form 10-K within five calendar days of the due date. See Attached letter of auditor.

- --------------------------------------------------------------------------------

PART IV -- OTHER INFORMATION

- --------------------------------------------------------------------------------

     (1) Name and telephone number of person to contact in regard to this notification

          Norman Frantz       303             427-4567
          -------------------------------------------------
             Name         (Area Code)    (Telephone Number)


     (2) Have all periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed: If the answer is not, identify report(s)

                                            /X/  Yes     / /  No

     (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                            / /  Yes     /X/  No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made. Not Applicable


   Dennis C. Murphy, the Executive Vice President of the Registrant, has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  3-29-95
- ----------------------


                                     Ryan-Murphy Incorporated

                                     By:   /s/ Dennis C. Murphy
                                         ------------------------
                                         Dennis C. Murphy
                                         Executive Vice President

U.S. Securities and Exchange Commission
Washington, D.C. 20549

Re: Ryan-Murphy, Incorporated

We have not completed our audit procedures on the financial statements of the above captioned Registrant for the year ended December 31, 1995.

We have read Part III -- Narrative of Form 12B-25 and do not disagree with it.


/s/ Cordovano and company, P.C.
- -----------------------------------
Cordovano and company, P.C.
Denver, Colorado
March 26, 1996